Exhibit 99.1
Dell Expands Dell Services, Consolidates Public and Large Enterprise Business Units
•	Move designed to increase efficiency, enhance focus on customer relationships

•	Steve Schuckenbrock appointed Dell Services President, Paul Bell President of combined business unit
ROUND ROCK, Texas, Jan. 13, 2011 — Dell announced today that Steve Schuckenbrock has been named president of Dell Services. Mr. Schuckenbrock succeeds Peter Altabef, who is leaving Dell after leading the successful integration of Perot Systems into Dell.
The integration of Perot Systems has strengthened Dell Services, expanded its portfolio of capabilities, and established a strong foundation for future growth. The combined Dell Services business unit represents almost $8 billion in annual revenue. With more than 43,000 team members working in 90 countries, Dell Services operates 60 technology support centers around the world, 36 customer data centers and provides technical support for 14 million client systems and 10,000 Software-as-a-Service (SaaS) customers. Over the past year, the Services team met or exceeded all of its integration milestones, achieving more than $100 million in cost savings in fiscal year 2011 and capturing revenue synergies of more than $150 million, both surpassing original estimates.
In a related move, Dell will consolidate its Public and Large Enterprise business units into a single organization focused on supporting the needs of these customers. Paul Bell will serve as president of Dell’s newly combined Public-Large Enterprise business unit. Both Mr. Schuckenbrock and Mr. Bell report to Michael Dell, chairman and CEO.
Mr. Schuckenbrock, who has been leading Dell’s Large Enterprise business unit, formerly served as CIO of Dell and has held leadership roles at PepsiCo and EDS. He will be responsible for managing Dell Services, Dell IT, the global expansion of Dell’s Services operations, the integration of recent services acquisitions and the company’s strategic efforts to develop companywide integrated solutions. The company anticipates that moving its solutions organization under the expanded Dell Services function will further accelerate the creation of companywide integrated vertical solutions while enabling quicker expansion of its solutions portfolio and capabilities.
Mr. Bell, the president of Dell’s Public-Large Enterprise business unit, is a 15-year Dell veteran who most recently served as president of Dell’s public business unit. He has also managed Dell’s Europe, Middle East and Africa operations and the commercial business in North and South America.
The creation of a single Public-Large Enterprise business unit is designed to enhance Dell’s position as a preferred provider of open, capable and affordable IT technology solutions and services.
“We thank Peter for his contributions to Dell and for his commitment to enabling the successful integration of Perot Systems with our business,” said Mr. Dell. “The changes we have announced today represent the continued evolution of Dell’s organizational structure. As we continue to provide more differentiated and integrated IT solutions for our customers, it’s important that we take steps to further deepen our customer insights and relationships while strengthening our competitive position in the industry.”
Steve Felice remains president, Consumer, Small and Medium Business, Dell’s other major Business Unit. Dell plans to complete implementation of these organizational changes during the first quarter of its fiscal year 2012.

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